EXHIBIT 99.1

IZEA Reports Q2 2019 Financial Results

ORLANDO, FL (August 13, 2019) - IZEA Worldwide, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported its financial and operational results for the second quarter ended June 30, 2019.

Q2 2019 Financial Summary Compared to Q2 2018

•	Total revenue down 4.7% to $3.9 million, compared to $4.1 million.

•	Gross billings* up 35% to $6.6 million, compared to $4.9 million.

•	SaaS unit revenue increased 789% to $907,000, compared to $102,000.

•	Managed Service unit revenue decreased 25.3% to $3.0 million, compared to $4.0 million.

•	Total costs and expenses were $5.86 million, compared to $5.85 million.

•	Net loss was $2.0 million compared to a net loss of $1.6 million.

•	Adjusted EBITDA* was ($1.3 million), compared to ($1.5 million), an improvement of $244,000, or 16%.

1H 2019 Financial Summary Compared to 1H 2018

•	Total revenue up 8.7% to $8.7 million, compared to $8.0 million.

•	Gross billings* up 50.4% to $14.5 million, compared to $9.6 million.

•	SaaS unit revenue increased 917% to $1.8 million, compared to $179,000.

•	Managed Service unit revenue decreased 12.1% to $6.9 million, compared to $7.8 million.

•	Total costs and expenses were $12.4 million, compared to $11.6 million.

•	Net loss was $3.8 million compared to a net loss of $3.7 million.

•	Adjusted EBITDA* was ($2.1 million), compared to ($3.4 million), an improvement of $1.2 million, or 36%.

Q2 2019 Operational Highlights

•	Completed $10 million public stock offering

•	Launched IZEAx 3.0 Unity Suite

•	Launched Sponsored Instagram Stories in Unity Suite

•	Twitch Connections Support in IZEAx 3.0

•	VizSearch Location, Pinterest and YouTube Support

•	Secured SaaS Contracts with marquee customers: a Fortune 200 Company and Global Top 5 PR Firm

* - Gross billings and Adjusted EBITDA are non-GAAP financial measures. Refer to the definitions and reconciliations of these measures under "Use of Non-GAAP Financial Measures".

Management Commentary
"We continue to see progress against our goal of having SaaS represent a more meaningful percentage of our customer billings and revenue," said Ted Murphy, IZEA’s Chairman and CEO. "During the first half of 2018, Managed Services accounted for 81% of our Gross Billings. That number dropped to 49% in the first half of 2019 - with SaaS Services now representing the majority of our customer billings. Gross billings for our SaaS Services segment were $7.6 million for the first half of the year, an increase of $5.8 million compared to the same period in 2018. While our overall revenues was up slightly year over year for the first half, higher margin SaaS revenue grew 917% during the same period."

Q2 2019 Financial Results
Revenue in the second quarter of 2019 was $3.9 million compared to $4.1 million in the corresponding quarter of 2018. Revenue from managed services declined due to the decreased investment in the sales team for that unit, while revenues from our Software-as-a-Service (SaaS) offerings increased due to our 2018 acquisition of TapInfluence.

Total costs and expenses in the second quarter of 2019 were $5.86 million compared to $5.85 million in the corresponding quarter of 2018. This comparison includes two one-time non-operating items, both of which contribute to the comparative increase. In Q2 2018, we recorded a gain about $230 thousand associated with adjusting our accrued acquisition costs to fair value, and a gain of about $114 thousand to adjust derivatives to fair value. Excluding these one-time items, our total costs and expenses decreased primarily due to lower personnel related costs, which were partially offset by increased depreciation and amortization expense.

Net loss in the second quarter of 2019 was $2.0 million or $(0.09) per share, as compared to a net loss of $1.6 million or $(0.28) per share in the corresponding quarter of 2018, based on 22,277,677 and 5,837,476 weighted-average shares outstanding, respectively.

Adjusted EBITDA (a non-GAAP measure management uses as a proxy for operating cash flow, as defined below) in the second quarter of 2019 was $(1.3 million) compared to $(1.5 million) in the corresponding quarter of 2018.

Cash and cash equivalents at June 30, 2019 totaled $9.3 million. At the end of the quarter the Company had accessed approximately $280 thousand of its $5.0 million credit line. This balance was paid off in July 2019, subsequent to the end of the second quarter.

IZEA completed a $10 million public offering on May 10. The net proceeds of the offering were approximately $9.2 million.

Conference Call
IZEA will hold a conference call to discuss its second quarter 2019 results on Tuesday, August 13 at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Tuesday, August 13, 2019
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay via the investors section of the company’s website at https://izea.com/. Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 20, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13693377

About IZEA Worldwide, Inc.

IZEA Worldwide, Inc. ("IZEA") operates online platforms that connect marketers with content creators. IZEA platforms automate influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators, as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Use of Non-GAAP Financial Measures

We define gross billings, a non-GAAP financial measure, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts charged to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Content Workflow differs from revenue reported in our consolidated statements of operations, which is presented net of the amounts we pay to our third-party creators providing the content or sponsorship services. Gross billings for all other revenue equals the revenue reported in our consolidated statements of operations.

We consider this metric to be an important indicator of our performance as it measures the total dollar volume of transactions generated through our marketplaces. Tracking gross billings allows us to monitor the percentage of gross billings that we are able to retain after payments to our creators. Because we invoice our customers on a gross basis, tracking gross billings is critical as it pertains to our credit risk and cash flow.

"EBITDA" is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines "Adjusted EBITDA," also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and certain other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate gross billings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of non-GAAP to GAAP results is included in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "may," "will," "would," "could," "should," "expects," "anticipates," "anticipates," "estimates," "believes," "intends," "likely," "projects," "plans," "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and improve Adjusted EBITDA, the use of proceeds of IZEA’s stock offering, expectations with respect to operational efficiency, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; inability to finance growth initiatives in a timely manner; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$3,923,864	$4,120,960	$8,717,620	$8,017,401

Costs and expenses:
Cost of revenue (exclusive of amortization)	1,817,659	1,930,298	3,916,950	4,093,440
Sales and marketing	1,362,242	1,735,596	2,719,909	3,491,122
General and administrative	2,232,305	1,970,610	4,844,359	3,585,832
Depreciation and amortization	448,105	210,691	884,329	476,146
Total costs and expenses	5,860,311	5,847,195	12,365,547	11,646,540

Loss from operations	(1,936,447)	(1,726,235)	(3,647,927)	(3,629,139)

Other (expense) income:
Interest expense, net	(86,737)	(35,403)	(215,201)	(56,714)
Change in fair value of derivatives, net	—	113,801	—	(11,794)
Other income, net	30,798	82	40,162	4,772
Total other (expense) income, net	(55,939)	78,480	(175,039)	(63,736)

Net loss	$(1,992,386)	$(1,647,755)	$(3,822,966)	$(3,692,875)

Weighted average common shares outstanding – basic and diluted	22,277,677	5,837,476	17,466,784	5,819,883
Basic and diluted loss per common share	$(0.09)	$(0.28)	$(0.22)	$(0.63)

Total Revenue by type
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Managed Services Revenue	$2,991,571	$4,004,850	$6,858,803	$7,801,515
Legacy Workflow Fees	44,291	55,880	91,621	116,585
Marketplace Spend Fees	314,638	6,881	689,291	9,724
License Fees	548,494	39,347	1,039,588	52,611
Other Revenue	24,870	14,002	38,317	36,966
Total Revenue	$3,923,864	$4,120,960	$8,717,620	$8,017,401

IZEA Worldwide, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$9,325,192	$1,968,403
Accounts receivable, net	4,185,416	7,071,815
Prepaid expenses	593,778	527,968
Other current assets	130,614	39,203
Total current assets	14,235,000	9,607,389

Property and equipment, net	176,468	272,239
Right-of-use asset	272,153	—
Goodwill	8,316,722	8,316,722
Intangible assets, net	2,504,135	3,149,949
Software development costs, net	1,716,130	1,428,604
Security deposits	140,281	143,174
Total assets	$27,360,889	$22,918,077

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,738,596	$2,618,103
Accrued expenses	1,470,364	1,968,589
Contract liabilities	5,834,277	4,957,869
Line of credit	279,945	1,526,288
Right-of-use liability	246,725	—
Deferred rent	—	17,420
Acquisition costs payable	3,857,402	4,611,493
Total current liabilities	13,427,309	15,699,762

Commitments and Contingencies (Note 6)	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 27,088,213 and 12,075,708, respectively, issued and outstanding	2,709	1,208
Additional paid-in capital	70,848,486	60,311,756
Accumulated deficit	(56,917,615)	(53,094,649)
Total stockholders’ equity	13,933,580	7,218,315
Total liabilities and stockholders’ equity	$27,360,889	$22,918,077

IZEA Worldwide, Inc.
Non-GAAP Reconciliations
(Unaudited)

Reconciliation of GAAP revenue to Non-GAAP gross billings:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$3,923,864	$4,120,960	$8,717,620	$8,017,401
Plus payments made to third-party creators (1)	2,701,452	780,584	5,736,915	1,594,503
Gross billings	$6,625,316	$4,901,544	$14,454,535	$9,611,904

(1)	Payments made to third-party creators for the Legacy Workflow and Marketplace Spend components of our revenue reported on a net basis for GAAP.

Gross billings by revenue stream and the percentage of total gross billings by stream:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Managed Services Revenue	$2,991,571	$4,004,850	$6,858,803	$7,801,515
Legacy Workflow Fees	606,756	790,957	1,261,681	1,662,769
Marketplace Spend Fees	2,453,625	52,388	5,256,146	58,043
License Fees	548,494	39,347	1,039,588	52,611
Other Revenue	24,870	14,002	38,317	36,966
Total gross billings	$6,625,316	$4,901,544	$14,454,535	$9,611,904

Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(1,992,386)	$(1,647,755)	$(3,822,966)	$(3,692,875)
Non-cash stock-based compensation	157,328	203,351	318,205	349,632
Non-cash stock issued for payment of services	37,497	33,819	74,995	62,490
Change in fair value of derivatives	—	(113,801)	—	11,794
Other non-cash items	(7,580)	(2,253)	(8,095)	(1,400)
Loss on settlement of acquisition costs payable	—	—	191,439	—
Increase (decrease) in value of acquisition costs payable	2,669	(231,502)	5,333	(624,596)
Interest expense	86,737	35,403	215,201	56,714
Depreciation and amortization	448,105	210,691	884,329	476,146
Adjusted EBITDA	$(1,267,630)	$(1,512,047)	$(2,141,559)	$(3,362,095)

Revenue	$3,923,864	$4,120,960	$8,717,620	$8,017,401
EBITDA as a % of Revenue	(32)%	(37)%	(25)%	(42)%